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                                  Law Offices
                                ALLAN M. LERNER
                           A Professional Association

2888 East Oakland Park Boulevard                      Telephone: (954) 563-8111
Fort Lauderdale, Florida 33306                        Facsimile: (954) 563-8522
                                                      E-Mail: amlrwp@aol.com

                                  May 3, 2002

Multinet International Corp., Inc.
554 Greentree Cove
Suite 102
Collierville, TN 38017
Att.:  David Lott,  President

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for Multinet International Corp., Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to one million five thousand shares of Company common stock and one million warrants issuable to consultants and legal counsel of the Company.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about April 24, 2002 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Sincerely,

                                       /s/ The Law Offices of Allan M. Lerner